Urban Edge Properties		For additional information:
12 East 49th Street		Mark Langer, EVP and
New York, NY 10017		Chief Financial Officer
212-956-0082

FOR IMMEDIATE RELEASE:
Urban Edge Properties Upsizes Aggregate Borrowing Capacity to $950 Million with Amended and Extended Credit Facility and $250 Million of Delayed-Draw Term Loans

NEW YORK, NY, January 22, 2026 – Urban Edge Properties (NYSE: UE) announced today it has entered into $950 million of unsecured credit facilities that expand its borrowing capacity by $150 million and provide extended maturities. The new unsecured credit facilities (collectively, the "credit facilities") are comprised of:
•An unsecured revolving credit facility that reduced the Company’s existing $800 million unsecured revolving credit facility to $700 million, extending the existing maturity date from February 2027 to June 2030 with two 6-month extension options; and
•$250 million of delayed-draw term loan facilities (“Term Loans”), split into $125 million 5-year and 7-year components, with the 5-year loan maturing in June 2031 and the 7-year loan maturing in January 2033.
Borrowings under the revolving credit facility bear interest at a rate of SOFR plus a spread determined by the Company's leverage ratio which currently equates to SOFR plus 1.00%, with an annual facility fee of 0.15%, subject to adjustment based on the current leverage ratio as defined in the facility agreement. The credit facilities have accordion features under which the Company may increase the maximum amount available under the credit facilities to a total of $1.275 billion, subject to lender consent.
The Term Loans have a delayed-draw feature allowing multiple drawdowns for twelve months after closing which bear interest at SOFR plus a spread determined by the Company's leverage ratio and which currently equate to SOFR plus 1.15% for the 5-year term loan and SOFR plus 1.50% for the 7-year term loan.
No amounts are currently drawn on the line of credit or on the Term Loans. The Company expects to use future proceeds for working capital purposes as it executes on its growth plans.
For the revolving credit facility, the Joint Lead Arrangers and Joint Bookrunners are Wells Fargo Securities, LLC and PNC Capital Markets LLC. The Passive Joint Lead Arrangers are TD Securities (USA) LLC, Truist Securities Inc., and U.S. Bank National Association. The Documentation Agents for the revolving credit facility are TD Bank, N.A., Truist Bank, and U.S. Bank National Association. Wells Fargo Bank, National Association will continue to be the Administrative Agent for the revolving credit facility and PNC Bank, National Association will continue to be the Syndication Agent. Bank of America, N.A., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., and Morgan Stanley Bank, N.A., are also participants in the revolving credit facility.
For the 5-year term loan, the Administrative Agent and Sole Bookrunner is Wells Fargo Securities, LLC. The Joint Lead Arrangers are Wells Fargo Securities, LLC and Truist Securities Inc. Truist Bank is the

Syndication Agent. Bank of America, N.A., JPMorgan Chase Bank, N.A. and U.S. Bank National Association are also participants in the 5-year term loan.
For the 7-year term loan, the Administrative Agent is PNC Bank, National Association. PNC Capital Markets LLC is a Lead Arranger and Sole Bookrunner. TD Securities (USA) LLC and U.S. Bank National Association are Lead Arrangers. TD Bank, N.A. and U.S. Bank National Association are Syndication Agents. Truist Bank is also a participant in the 7-year term loan.

ABOUT URBAN EDGE PROPERTIES
Urban Edge Properties is a NYSE listed real estate investment trust focused on owning, managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the Washington, D.C. to Boston corridor. Urban Edge owns 73 properties totaling 17.2 million square feet of gross leasable area.